Calculation of Ratios of Earnings to Fixed Charges
The following table sets forth our ratios or earnings to fixed charges, excluding interest on deposits and earnings to fixed charges, including interest on deposits for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. For purposes of calculating these ratios, earnings consists of income before income taxes plus fixed charges and distributed income of equity investees less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges include interest expense, amortization expense and estimated interest component of rental expense.

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2016	2015	2015	2014	2013
Fixed Charges
Interest expense, excluding deposits	$4,154	$2,135	$4,975	$3,193	$4,116
Amortization of premiums	1,742	492	3,461	1,068	589
Estimated interest on rental expense (1)	4,035	3,145	6,628	5,049	3,762
Preferred stock dividends	—	—	—	—	—
Total Fixed Charges	$9,931	$5,772	$15,064	$9,310	$8,467
Earnings
Income before income taxes	$44,473	$32,007	$56,907	$33,315	$34,794
Add: distributed income of equity investees	1,653	1,601	2,512	1,306	1,656
Add: fixed charges	9,931	5,772	15,064	9,310	8,467
Less: minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	1,300	1,048	1,624	101	704
Total earnings	$54,757	$38,332	$72,859	$43,830	$44,213
Ratio of Earnings to fixed charges, excluding interest on deposits	5.51	6.64	4.84	4.71	5.22
(1) This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2016	2015	2015	2014	2013
Fixed Charges
Interest expense, including deposits	$12,172	$7,722	$16,776	$12,624	$14,532
Amortization of premiums	1,742	492	3,461	1,068	589
Estimated interest on rental expense (1)	4,035	3,145	6,628	5,049	3,762
Preferred stock dividends	—	—	—	—	—
Total Fixed Charges	$17,949	$11,359	$26,865	$18,741	$18,883
Earnings
Income before income taxes	$44,473	$32,007	$56,907	$33,315	$34,794
Add: distributed income of equity investees	1,653	1,601	2,512	1,306	1,656
Add: fixed charges	17,949	11,359	26,865	18,741	18,883
Subtract: minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	1,300	1,048	1,624	101	704
Total earnings	$62,775	$43,919	$84,660	$53,261	$54,629
Ratio of Earnings to fixed charges, including interest on deposits	3.50	3.87	3.15	2.84	2.89
(1) This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.